STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

First: The name of the limited liability company is Mission First Capital LLC (the "Company")

Second: The address of its registered office in the State of Delaware is 16192 Coastal Highway in the City of Lewes, Zip Code 19958. The name of its Registered Agent at such address is Harvard Business Services, Inc.

Third: The Company's initial managers are Philip Capron and Anthony Pinto (the initial "Managers"). The Company's members may appoint other managers as deemed necessary.

Fourth: The Company's members and managers shall be indemnified by the Company and accorded limited liability to the maximum extent permitted by the Delaware Limited Liability Company Act, as amended.

Fifth: The Company is authorized to issue one or more classes of membership interest and to fix, by resolution and/or by certificates of determination, the voting powers, designations, preferences, limitations, restrictions and relative rights of each such class.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation as of August 26, 2020.

By: ______________________________
Philip Capron, Manager

By: Anthony Pinto
Anthony Pinto, Manager

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